SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
[Amendment No.      ]

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JB Oxford Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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September 10, 2002

Dear Shareholder:

     You are cordially invited to attend the 2002 Annual Meeting of Shareholders of JB Oxford Holdings, Inc. (“JB Oxford”), to be held at 2:00 p.m. local time on Friday, October 4, 2002, at our company headquarters, 9665 Wilshire Boulevard, Third Floor, Beverly Hills, California 90212.

     As more fully described in the attached Notice of Annual Meeting and the accompanying Proxy Statement, the principal business to be addressed at the annual meeting is: i) the election of directors; ii) approval of an amendment to JB Oxford’s Articles of Incorporation to effect a one for ten reverse split of outstanding shares of JB Oxford common stock; and iii) ratification of the appointment of Ernst & Young LLP as our independent auditors for 2002.

     In addition to the specific matters to be acted upon, we will report on JB Oxford’s progress and will be available to respond to questions of general interest to shareholders.

     Your vote is important to us. Whether or not you plan to attend the annual meeting, please submit your proxy to ensure your representation. Most of our shareholders may vote in any of the following ways: (1) on the Internet at www.proxyvote.com by following the instructions listed on the accompanying voting instruction form, (2) by telephone by calling the toll-free number shown on your proxy card and following the instructions listed on the accompanying voting instruction form, or (3) by signing and dating the enclosed proxy card and returning it in the enclosed envelope.

     The Board of Directors recommends that you vote FOR the director nominees, FOR the approval of an amendment to JB Oxford’s Articles of Incorporation to effect a one for ten reverse split of JB Oxford common stock, and FOR the ratification of the Board of Directors’ appointment of Ernst & Young LLP as JB Oxford’s independent auditors for 2002. You may attend the annual meeting and vote in person even if you have submitted your proxy.

     On behalf of the Directors and management of JB Oxford, we would like to thank you for your support and confidence in the company and look forward to seeing you at the annual meeting.

Sincerely,

C.L. JARRATT Chairman of the Board and Chief Executive Officer

Notice of Annual Meeting of Shareholders
Proxy Statement
General Information
Proposal 1 — Election of Directors
Board of Directors
Audit Committee Report
Proposal 2 — Approval of an Amendment to the Company’s Articles of Incorporation to Effect a One for Ten Reverse Stock Split of the Company’s Outstanding Shares of Common Stock
Proposal 3 — Ratification of Independent Auditors
SUMMARY COMPENSATION TABLE

JB Oxford Holdings, Inc.

Notice of Annual Meeting of Shareholders

To Be Held on October 4, 2002

To the Shareholders of JB Oxford Holdings, Inc.:

     The 2002 Annual Meeting of Shareholders of JB Oxford Holdings, Inc. will be held at 2:00 p.m. local time on Friday, October 4, 2002, at our company headquarters, 9665 Wilshire Boulevard, Third Floor, Beverly Hills, California 90212, for the following purposes:

1.	To elect directors to serve a term of one year or until a successor of each has been duly elected and qualified (Proposal 1);

2.	To approve an amendment to JB Oxford’s Articles of Incorporation to effect a one for ten reverse split of outstanding shares of JB Oxford common stock (Proposal 2);

3.	To ratify the appointment of Ernst & Young LLP as JB Oxford’s independent auditors for 2002 (Proposal 3); and

4.	To transact any other business that may properly come before the annual meeting or any adjournment thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only shareholders of record at the close of business on August 9, 2002 are entitled to notice of and to vote at the annual meeting or any adjournment thereof.

By Order of the Board of Directors,

Scott G. Monson Secretary

Important

To insure your representation at the annual meeting, please submit your proxy as soon a possible. Most of our shareholders may vote in any of the following ways: (1) on the Internet at www.proxyvote.com by following the instructions listed on the accompanying voting instruction form, (2) by telephone by calling the toll-free number shown on your proxy card and following the instructions listed on the accompanying voting instruction form, or (3) by signing and dating the enclosed proxy card and returning it in the enclosed envelope. You may attend the annual meeting and vote in person even if you have submitted your proxy.

JB Oxford Holdings, Inc.

Proxy Statement

General Information

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of JB Oxford Holdings, Inc., a Utah corporation (the “Company”), to be voted at the 2002 Annual Meeting of Shareholders (the “Annual Meeting”) of the Company, or any postponements or adjournment thereof. The Annual Meeting will be held at 2:00 p.m. local time on Friday, October 4, 2002, at our Company headquarters, 9665 Wilshire Boulevard, Third Floor, Beverly Hills, California 90212. As more fully described below, the principal business to be addressed at the annual meeting is the election of directors, approval of an amendment to JB Oxford’s Articles of Incorporation to effect a one for ten reverse split of outstanding shares of JB Oxford common stock and ratification of the appointment of Ernst & Young LLP as our independent auditors for 2002.

     This Proxy Statement, the Notice of Annual Meeting and proxy card, together with the Company’s annual report to shareholders on Form 10-K and 10-K/A for the fiscal year ended December 31, 2001, are being sent to shareholders beginning on or about September 10, 2002.

Shares Outstanding and Voting Rights

     Holders of record of shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”), at the close of business on August 9, 2002 are entitled to notice of and to vote at the Annual Meeting. On August 9, 2002, there were 14,579,985 shares of the Company’s Common Stock outstanding. Each share is entitled to one vote in each of the matters properly presented at the Annual Meeting.

Proxy Procedure

     Each validly executed, unrevoked proxy received by the Board of Directors of the Company pursuant to this solicitation will be voted at the Annual Meeting as specified by the shareholder. If no choice is indicated, the proxy will be voted FOR the election of the director nominees, FOR the approval of amendments to JB Oxford’s Articles of Incorporation to effect one or more reverse splits of outstanding shares of JB Oxford common stock at a ratio ranging from one-to-two to a maximum one-to-ten to be determined at the discretion of the Board of Directors and FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for 2002. Any shareholder giving a proxy pursuant to this solicitation may revoke it at any time before it is voted by delivering to the Secretary of the Company at its principal office a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in and of itself revoke a proxy.

     A majority of the outstanding shares of Common Stock entitled to vote constitutes a quorum at the Annual Meeting. Shares of Common Stock represented in person or by proxy at the Annual Meeting, including abstentions and “broker non-votes,” will be tabulated by the inspectors of election appointed for the Annual Meeting and will determine whether or not a quorum is present. A broker non-vote occurs when a broker holding stock in “street name” indicates on the proxy that it does not have discretionary authority to vote on a particular matter.

Voting Requirements

     A plurality of the votes cast by the holders of the shares of Common Stock present in person or represented by proxy at the Annual Meeting is required for the election of directors. A majority of the votes entitled to be cast on the proposal at the Annual Meeting is required for the approval of an amendment to JB Oxford’s Articles of Incorporation to effect a one for ten reverse split of outstanding shares of JB Oxford common stock and ratification of the appointment of Ernst & Young LLP as our independent auditors for 2002.

     With respect to the election of directors, votes may be cast in favor or withheld. Votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified only with respect to the ratification of Ernst & Young LLP and will be counted as shares that are present and entitled to vote for a proposal, but will not be counted in the total number of votes cast in favor of or against the proposal, and thus will have no effect on the outcome of voting. Broker non-votes are not shares entitled to vote, will not be counted in the total number of votes cast, and thus will have no effect on the outcome of voting.

How to Vote

     You may submit a proxy with voting instructions by the Internet or the telephone, or if those options are not available to you, by mailing the enclosed proxy card. You may attend the Annual Meeting and vote in person even if you have submitted your proxy.

     Vote by the Internet. If you hold your shares through a broker, nominee, fiduciary or other custodian, you may be able to vote your shares on the Internet. A large number of banks and brokerage firms are participating in the ADP Investor Communications Service online program. This program allows eligible shareholders to vote on the Internet. If your bank or brokerage firm is participating in ADP’s online voting program, you will be provided with instructions for voting on the Internet. If you vote on the Internet you do not need to return your proxy card by mail. If your bank or brokerage firm does not provide for voting on the Internet or telephone, please mark your proxy card, date and sign it, and return it in the enclosed envelope.

     Vote by Telephone. If you hold your shares through a broker, nominee, fiduciary or other custodian, you may be able to vote your shares by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communications Service telephone program. This program allows eligible shareholders to vote by telephone. If your bank or brokerage firm is participating in ADP’s telephone voting program, you will be provided with instructions for voting by telephone. If you vote by telephone you do not need to return your proxy card by mail. If your bank or brokerage firm does not provide for voting by telephone or the Internet, please mark your proxy card, date and sign it, and return it in the enclosed envelope.

     Vote by Mail. If you vote by mail, simply mark your proxy card, date and sign it, and return it in the enclosed envelope.

Costs of Solicitation

     The expense of soliciting proxies, including the cost of preparing, printing and mailing the proxy materials, will be borne by the Company. In addition to solicitation of proxies by mail, solicitation may be made personally, by telephone, fax and the Internet, and the Company may pay persons holding shares of Common Stock for others their expenses for sending proxy materials to their principals.

Proposal 1 — Election of Directors

Director Nominees

     At the Annual Meeting, five directors are to be elected to the Board of Directors each to serve a one year term or until their successors are duly elected and qualified. The Board of Directors has nominated Christopher L. Jarratt, James G. Lewis, Mark D. Grossi, David G. Mahood and Terry N. Pefanis for election as directors of the Company. All nominees are currently directors of the Company.

     Biographical information relating to each of the director nominees appears below under the heading “Board of Directors.”

Required Vote

     The Board of Directors recommends that shareholders vote FOR the director nominees. A plurality of the votes cast at the Annual Meeting is required for the election of directors. The enclosed proxy will be voted FOR the director nominees unless the proxy holders are otherwise instructed. If any of the director nominees are unavailable or decline to serve as a director for any reason, the proxy holders will vote the proxies for a substitute director nominee designated by the Board of Directors. The Board of Directors does not expect that any of the director nominees will be unable to serve as director of the Company.

The Board of Directors Recommends a Vote FOR Each of the Director
Nominees.

Board of Directors

     The Board of Directors develops the Company’s business strategy and oversees its operations. It establishes the overall policies and standards for the Company and reviews the performance of management in executing the business strategy. The directors are kept informed of the Company’s operations at meetings of the Board of Directors and its established committees, through reports and analyses presented to the Board of Directors, and by discussions with management.

     Set forth below is biographical information for each member of the Company’s Board of Directors, each of whom is a nominee for election as a director at the Annual Meeting.

Name	Age	Positions With the Company

Christopher L. Jarratt	40	Director, Chairman of the Board and Chief Executive Officer
James G. Lewis	37	Director, President and Chief Operating Officer
Mark D. Grossi	48	Director
David G. Mahood	40	Director
Terry N. Pefanis	43	Director

     Christopher L. Jarratt has served as a director, Chairman of the Board and Chief Executive Officer of the Company since June 1998. Mr. Jarratt currently serves on the board of directors of only the Company, however, since May 1997, Mr. Jarratt has served as a director of several publicly-traded companies. Since 1992, Mr. Jarratt has also served as President of Jarratt Associates, Inc., a company engaged in various investment activities. Mr. Jarratt has been Chief Manager of Third Capital, LLC, a company engaged in various investment and advisory activities, since September 1996 and Chief Manager and Chief Executive Officer of Third Capital Partners, LLP, a company engaged in various investment and advisory activities, since 1998.

     James G. Lewis has served as a director, President and Chief Operating Officer of the Company since June 1998. From May 1994 through August 1996, Mr. Lewis was employed as an attorney with the law firm of Shumaker, Loop & Kendrick LLP, Tampa, Florida. Prior to that time, Mr. Lewis was employed as an attorney with the law firm of Johnson, Blakely, Pope, Bokor, Ruppel & Burns, P.A., Clearwater, Florida. Since September 1996, Mr. Lewis has been Chief Operating Officer and General Counsel of Third Capital, LLC, a company engaged in various investment and advisory activities.

     Mark D. Grossi has served as director of the Company since June 1998. Since 1992, Mr. Grossi has served as a director and Executive Vice President of Charter One Financial, Inc., a publicly-traded savings and loan holding company. Mr. Grossi also serves as Executive Vice President and Chief Retail Banking Officer of Charter One Bank, a subsidiary of Charter One Financial. Mr. Grossi is a director of Liberty Self-Stor, Inc., a publicly-traded real estate investment trust.

     David G. Mahood has served as a director of the Company since November 1998. Since June 1997, Mr. Mahood has served as a director and Chief Executive Officer of MGC, Inc., a specialty contractor for laboratory and institutional equipment and furnishings, and as Sales and Operation Manager prior to that time.

     Terry N. Pefanis has served as a director of the Company since March 2001. In March 2001, Mr. Pefanis joined Gaylord Films, a theatrical motion picture production company, as Chief Operating Officer and Chief Financial Officer. From May 1997 to March 2001, Mr. Pefanis was the Chief Financial Officer of the Creative Content Group of Gaylord Entertainment Company, a publicly traded entertainment and communications company. From October 1994 through April 1997, Mr. Pefanis was a Corporate Finance and Internal Audit Director for Gaylord Entertainment Company.

Meetings of the Board of Directors and Committees

     The Board of Directors held one meeting and took three actions by unanimous written consent in 2001. Messrs. Jarratt, Lewis, Grossi, Mahood and Pefanis participated in these meetings.

     The Board of Directors established an Audit Committee in November 1998. The Audit Committee is presently composed of Messrs., Pefanis, Grossi and Mahood. The purpose of the Audit Committee is to oversee the retention, performance and compensation of the independent auditors for the Company, and the establishment and oversight of the Company’s systems of internal accounting and auditing control. The Audit Committee also reviews related party transactions. The Audit Committee held one meeting in 2001.

     The Board of Directors established a Compensation Committee in April 1999. The Compensation Committee reviews the Company’s compensation philosophy and programs, exercises authority with respect to the payment of salaries and incentive compensation to directors and executive officers and administers the Company’s stock option plans. The Compensation Committee is composed of Messrs. Grossi, Mahood and Pefanis. The Compensation Committee held one meeting in 2001.

Director Compensation

     Outside directors are compensated $10,000 per quarter, as well as $2,500 for each meeting attended in person, and $500 per telephone meetings. The chairmen of the compensation committee and audit committee receive no additional compensation for their duties. Employee directors are not compensated for meeting attendance.

     The Non-Employee Directors’ Stock Option Plan, as amended (the “Directors’ Stock Plan”), provides for the grant of non-qualified stock options to purchase 25,000 shares of the Company’s Common Stock to each non-employee director upon his or her initial election to the Board of Directors and an additional annual grant of 5,000 non-qualified stock options. See “Executive Compensation and Other Information – Stock Option Plans.”

Audit Committee Report

     In accordance with its written charter that was approved and adopted by the Board of Directors, the Company’s Audit Committee assists the Board in fulfilling its responsibility of overseeing the quality and integrity of the Company’s accounting, auditing and financial reporting practices. The Audit Committee’s current composition of Messrs. Grossi, Mahood and Pefanis satisfies the regulations of the National Association of Securities Dealers (“NASD”) governing audit committee composition, including the requirement that all audit committee members be “independent directors” as defined in the NASD listing standards. A copy of the Company’s Audit Committee Charter was included in last year’s proxy statement as an appendix.

     In connection with the Company’s December 31, 2001 audited financial statements, the Audit Committee reviewed and discussed the financial statements with management. The Audit

Committee also discussed with the Company’s independent auditors the matters required by Statement on Auditing Standards (“SAS”) No. 61, “Communication with Audit Committees,” as amended by SAS No. 90.

     In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from Arthur Andersen LLP, the Company’s then independent auditors, a formal written statement describing all relationships between the independent public accountant and the Company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and discussed with the auditors any relationships that may impact their objectivity and independence. In considering the auditors’ independence, the Audit Committee also considered whether the non-audit services performed by the auditors on the Company’s behalf were compatible with maintaining the independence of the auditors.

     Based on the Audit Committee’s review and discussions with management and the Company’s independent auditors, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission. The Audit Committee also recommended the appointment of Ernst & Young LLP as the Company’s independent auditors for the year ending December 31, 2002 and the Board approved the engagement of Ernst & Young LLP, subject to the ratification of the appointment by the shareholders at the Annual Meeting.

Audit Committee

Mark D. Grossi David G. Mahood Terry N. Pefanis

Principal Accounting Firm Fees

     The following table lists the aggregate fees billed to the Company for the fiscal year ended December 31, 2001, by the Company’s then principal accounting firm, Arthur Andersen LLP:

Audit Fees	$300,000
Financial Information Systems Design and Implementation Fees	—
All Other Fees, including fees for tax consulting, permitted internal audit outsourcing and other non-audit services	$161,963
Total Fees	$461,963

Proposal 2 — Approval of an Amendment to the Company’s
Articles of Incorporation to
Effect a One for Ten Reverse Stock Split of the Company’s Outstanding Shares of
Common Stock

General

     The Board of Directors has unanimously adopted a resolution approving, declaring advisable and recommending to the shareholders for approval of an amendment to the Company’s Articles of Incorporation to effect a one for ten reverse stock split of the Company’s outstanding shares of common stock (“Common Stock”) The form of the proposed amendment to effect the reverse stock split is attached hereto as Appendix A (the “Certificate of Amendment”). The Certificate of Amendment will effect a reverse stock split of the shares by reducing the number of issued and outstanding shares of the Company’s Common Stock, but will not change the number of authorized shares of Common Stock or preferred stock or the par value of the Company’s Common Stock or preferred stock.

Purpose

     The Board of Directors approved the one for ten reverse stock split for the following reasons:

•	The Board of Directors believes a higher stock price may help generate investor interest in the Company and help the Company attract and retain employees; and

•	The Board of Directors believes a reverse stock split may be the most effective means to avoid a potential delisting of the Company’s Common Stock from the Nasdaq SmallCap Market (“Nasdaq”).

Potential Increased Investor Interest

     On August 16, 2002, the Company’s Common Stock closed at $0.50 per share. In approving a reverse stock split, the Board of Directors considered that the Company’s Common Stock may not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients. Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks. Also, the Board of Directors believes that most investment funds are reluctant to invest in lower priced stocks.

     The Board of Directors further believes that a higher stock price would help the Company attract and retain employees. The Board of Directors believes that some potential employees are less likely to work for a company with a low stock price, regardless of the size of the company’s market capitalization. If a reverse stock split successfully increases the per share price of the Company’s Common Stock, the Board of Directors believes this increase will enhance the Company’s ability to attract and retain employees and service providers.

Nasdaq Listing

     The Company’s Common Stock is quoted on Nasdaq under the symbol “JBOH.” In order for the Company’s Common Stock to continue to be quoted on the Nasdaq SmallCap Market, the Company must satisfy various listing maintenance standards established by Nasdaq. Among other things, these listing standards require that:

•	The Company have net tangible assets (defined as total assets, excluding goodwill, minus total liabilities) of at least $2 million or a market capitalization of at least $35 million or net income of at least $500,000;

•	The Company’s Common Stock have an aggregate market value of shares held by persons other than officers, directors and shareholders holding 10% or more of the total outstanding shares of Common Stock (referred to as the market value of public float) of at least $1 million; and

•	The minimum bid price of the Company’s Common Stock not fall below $1.00 per share for a period of thirty days.

     The minimum bid price of the Company’s Common Stock remained below $1.00 for a period of thirty days and on August 13, 2002, the Company received notice from Nasdaq that it is not in compliance with the applicable NASD Marketplace Rules. The Company has been provided a 180-calendar day “grace period,” or until February 10, 2003, to regain compliance with the $1.00 minimum bid price requirement. If, at any time during the 180-day period, the bid price of the Common Stock reaches at least $1.00 for a minimum of 10 consecutive trading days, the Nasdaq staff would likely determine that the Company complied with the minimum bid price requirement. If compliance cannot be demonstrated during the 180-day period, the Nasdaq staff will determine whether the Company meets the initial listing criteria for the Nasdaq SmallCap Market at such time and, if so, the Nasdaq staff will notify the Company that it will be granted an additional 180 calendar day grace period to demonstrate compliance. The Company currently meets the initial listing criteria. However, there can be no assurance that the Company’s Common Stock could regain compliance with this requirement for a minimum of 10 consecutive trading days during the grace period(s) or, if required by Nasdaq, meet the initial listing criteria at a later date.

     In such event, the Company desires to be in a position to take affirmative steps to achieve compliance with the minimum bid price requirement by effecting a reverse stock split. A reverse stock split should have the effect of increasing the trading price of the Company’s Common Stock because it will result in a proportionate increase in the Company’s reported earnings per share. The Board of Directors believes that the proposed reverse stock split is likely to result in the bid price for the Company’s Common Stock increasing over the $1.00 minimum bid price requirement.

     If the Company’s Common Stock is delisted from Nasdaq, it would likely commence trading in the over-the-counter market on the NASD’s OTC Bulletin Board or what is referred to as the “pink sheets.” In that case, you could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company’s Common Stock. In addition, if the

Company’s Common Stock is delisted from trading on Nasdaq and the trading price of the Common Stock remains below $5.00 per share, trading in the Company’s Common Stock would also be subject to certain rules promulgated under the Securities Exchange Act of 1934, which require additional sales practices by broker-dealers in connection with any trades involving a stock defined as a “penny stock” (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). For example, broker-dealers must make a special suitability determination for the purchaser, receive the purchaser’s written consent to the transaction prior to sale, and make special disclosures regarding sales commissions, current stock price quotations, recent price information and information on the limited market in penny stock. The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in the Company’s Common Stock, which could severely limit the market liquidity of the Company’s Common Stock and the ability of investors to trade the Company’s Common Stock.

     Even though a reverse stock split, by itself, would not impact the Company’s assets or prospects, a reverse stock split could be followed by a decrease in the aggregate market value of the Common Stock. The Board of Directors, however, believes that this risk is offset by the prospect that a reverse stock split will improve the likelihood that the Company would be able to maintain its Nasdaq listing. The Board of Directors considered the potential harm to the Company of a delisting from Nasdaq, and determined that a reverse stock split would be the best way of achieving compliance with Nasdaq’s minimum bid price requirement. Accordingly, the Board of Directors adopted resolutions declaring the advisability of, and hereby submits to the Company’s shareholders for approval, a proposal to authorize an amendment of the Company’s Articles of Incorporation to effect a one for ten reverse stock split of the Company’s outstanding shares of Common Stock. In determining the ratio of a reverse stock split, the Board of Directors assessed numerous factors including but not limited to analysis of the most recent fiscal quarter of the Company and general economic conditions, and the recent closing price of the Common Stock.

     The Board of Directors believes that maintaining Nasdaq listing may provide a broader market for the Company’s Common Stock and facilitate the use of the Company’s Common Stock in financing transactions. The Board of Directors approved a reverse stock split partly as a means of increasing the share price of the Company’s Common Stock above $1.00 per share if necessary. If the shareholders do not approve the reverse stock split proposal and the stock price does not otherwise comply with the $1.00 per share minimum bid requirements, the Company would expect the Common Stock to be delisted from the Nasdaq SmallCap Market.

     The Company cannot predict whether a reverse stock split will increase the market price for the Company’s Common Stock. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:

•	The market price per new share of the Company Common Stock (the “New Shares”) after the reverse stock split will rise in proportion to the reduction in the number of old shares of the Company Common Stock (the “Old Shares”) outstanding before the reverse stock split;

•	The reverse stock split will result in a per share price that will attract brokers and investors who do not trade in lower priced stocks;

•	The reverse stock split will result in a per share price that will increase the Company’s ability to attract and retain employees; or

•	The market price per New Share will either exceed or remain in excess of the $1.00 minimum bid price as required by Nasdaq or that the Company will otherwise meet the requirements of Nasdaq for continued inclusion for trading on Nasdaq.

     The market price of the Company’s Common Stock will also be based on the Company’s performance and other factors, some of which are unrelated to the number of shares outstanding. If a reverse stock split is effected and the market price of the Company’s Common Stock declines, the percentage decline as an absolute number and as a percentage of the Company’s overall market capitalization may be greater than would occur in the absence of a reverse stock split. Furthermore, liquidity of the Company’s Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split. In addition, the reverse stock split will increase the number of shareholders of the Company who own odd lots (less than 100 shares). Shareholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Consequently, there is no assurance that the reverse stock split will achieve the desired results that are outlined herein.

Principal Effects of the Reverse Stock Split

Corporate Matters

     The reverse stock split would have the following effects on the number of shares of Common Stock outstanding:

•	Each ten of the Company’s Old Shares owned by a shareholder would be exchanged for one New Share;

•	The number of shares of the Company’s Common Stock issued and outstanding will be reduced from approximately 14,000,000 shares to approximately 1,400,000 shares

•	All outstanding convertible notes, options and warrants entitling the holders thereof to purchase shares of the Company’s Common Stock will enable such holders to purchase, upon exercise of their options or warrants, from one-tenth of the number of shares of the Company’s Common Stock that such holders would have been able to purchase upon exercise of their options or warrants immediately preceding the reverse stock split at an exercise price equal to ten times the exercise price specified before the reverse stock split, resulting in approximately the same aggregate price being required to be paid therefor upon exercise thereof immediately preceding the reverse stock split; and

•	The number of shares reserved for issuance under the Company’s existing stock option plan will be reduced to from one-tenth of the number of shares currently included in such plans.

     The reverse stock split will be effected simultaneously for all the Company’s Common Stock and the exchange number will be the same for all of the Company’s Common Stock. The reverse stock split will affect all of the Company’s shareholders uniformly and will not affect any shareholder’s percentage ownership interests in the Company, except to the extent that the reverse stock split results in any of the Company’s shareholders owning a fractional share. As described below, shareholders holding fractional shares will be entitled to cash payments in lieu of such fractional shares. Such cash payments will reduce the number of post-split shareholders to the extent there are shareholders presently holding fewer than ten shares. This, however, is not the purpose for which the Company is effecting the reverse stock split. Common stock issued pursuant to a reverse stock split will remain fully paid and non-assessable. The Company will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934.

Fractional Shares

     No scrip or fractional certificates will be issued in connection with a reverse stock split. Shareholders who otherwise would be entitled to receive fractional shares because they hold a number of Old Shares not evenly divisible by ten will be entitled, upon surrender of certificate(s) representing such shares, to a cash payment in lieu thereof. The cash payment will be based on the average closing price per share of the Company’s Common Stock as reported on Nasdaq for the 10 trading days immediately preceding the effective date of the reverse stock split. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment therefor as described herein.

     Shareholders should be aware that, under the escheat laws of the various jurisdictions where shareholders reside, where the Company is domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, shareholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Authorized Shares.

     A reverse stock split will have no effect on the total number of the Company’s authorized shares of Common Stock. Upon effectiveness of a reverse stock split, however, the number of authorized shares of Common Stock that are not issued or outstanding would increase from approximately 86,000,000 shares to approximately 98,600,000 shares. We will also continue to have 10,000,000 authorized but unissued shares of convertible preferred stock of which 9,800,000 remain available for issuance. All authorized but unissued shares of capital stock of the Company will be available for issuance in the Company’s discretion.

Accounting Matters

     A reverse stock split will not affect the par value of the Company’s Common Stock. As a result, on the effective date of a reverse stock split, the stated capital on the Company’s balance sheet attributable to the Company’s Common Stock will be reduced to one-tenth of its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of the Company’s Common Stock will be increased because there will be fewer shares of the Company’s Common Stock outstanding.

Potential Anti-Takeover Effect

     Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Company’s Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company), the reverse stock split proposal is not being proposed in response to any effort of which this Company is aware to accumulate the Company’s shares of Common Stock or obtain control of the Company, nor is it part of a plan by management to recommend a series of similar amendments to the Company’s Board of Directors and shareholders. Other than the reverse stock split proposal, the Company’s Board of Directors does not currently contemplate recommending the adoption of any other amendments to the Company’s Articles of Incorporation that could be construed to affect the ability of third parties to take over or change the control of the Company, nor is the reverse stock split being recommended by the Board of Directors as part of an anti-takeover strategy.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

     If the Company’s shareholders approve a reverse stock split proposal, the Company will file an amendment to its Articles of Incorporation with the Secretary of State of the State of Utah. The reverse stock split will become effective at the time specified in the amendment, which will most likely be some time shortly after the filing of the amendment and which is referred to as the “effective time.” Beginning at the effective time, each certificate representing Old Shares will be deemed for all corporate purposes to evidence ownership of New Shares.

     As soon as practicable after the effective time, shareholders will be notified that the reverse stock split has been effected. The Company expects that its transfer agent, Transfer Online, will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of Old Shares will be asked to surrender to the exchange agent certificates representing Old Shares in exchange for certificates representing New Shares in accordance with the procedures to be set forth in the letter of transmittal the Company sends to its shareholders. No new certificates will be issued to a shareholder until such shareholder has surrendered such shareholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. Any Old Shares submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will automatically be exchanged for New Shares. SHAREHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

     If your certificate representing shares of the Company’s Common Stock is lost, destroyed or stolen, you will be entitled to issuance of a new stock certificate representing post-split shares upon compliance with such requirements as the Company and its exchange agent customarily apply in connection with lost, destroyed or stolen certificates.

     Even if the shareholders approve a reverse stock split proposal, the Company reserves the right to not effect a reverse stock split if in the Board of Directors opinion it would not be in the best interests of the Company and its shareholders to effect such reverse stock split.

No Dissenter’s Rights

     Under Utah law, the Company’s shareholders are not entitled to dissenter’s rights with respect to a reverse stock split, and the Company will not independently provide shareholders with any such right.

Federal Income Tax consequences of a Reverse Stock Split

     The following is a summary of certain material federal income tax consequences of a reverse stock split and does not purport to be a complete discussion of all of the possible federal income tax consequences of a reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. For example, the state and local tax consequences of a reverse stock split may vary significantly as to each shareholder, depending upon the state in which he or she resides. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the Old Shares were, and the New Shares will be, held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (the “Code”) (i.e., generally, property held for investment). The tax treatment of a shareholder may vary depending upon the particular facts and circumstances of such shareholder. Each shareholder is urged to consult with such shareholder’s own tax advisor with respect to the tax consequences of a reverse stock split.

     Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a shareholder upon such shareholder’s exchange of Old Shares for New Shares pursuant to a reverse stock split. The aggregate tax basis of the New Shares received in a reverse stock split (including any fraction of a New Share deemed to have been received) will be the same as the shareholder’s aggregate tax basis in the Old Shares exchanged therefor. In general, shareholders who receive cash upon redemption of their fractional share interests in the New Shares as a result of a reverse stock split will recognize gain or loss based on their adjusted basis in the fractional share interests redeemed. The federal income tax liability, if any, generated by the receipt of cash in lieu of a fractional interest should not be material in amount in view of the low value of the fractional interest. The shareholder’s holding period for the New Shares will include the period during which the shareholder held the Old Shares surrendered in a reverse stock split.

     The Company’s view regarding the tax consequence of a reverse stock split is not binding on the Internal Revenue Service or the courts. Accordingly, each shareholder should consult with his or her own tax advisor with respect to all of the potential tax consequences to him or her of a reverse stock split.

Vote Required

     Approval of an amendment to the Company’s Articles of Incorporation to effect a one for ten reverse split of outstanding shares of JB Oxford common stock requires a majority of the votes entitled to be cast on the proposal at the Meeting in person or by proxy.

The Board Unanimously Recommends a Vote “FOR” the Approval of an Amendment to JB Oxford’s Articles of Incorporation to Effect a One for Ten Reverse Stock Split of the Outstanding Shares of the Company’s Common Stock Issued and Outstanding.

Proposal 3 — Ratification of Independent Auditors

     The Board of Directors of the Company has approved, at the recommendation of the Audit Committee, the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2002, and recommends ratification of this selection by the shareholders. Although the By-laws of the Company do not require the selection of independent auditors to be submitted to shareholders for approval, this selection is being presented to shareholders for ratification or rejection at the Annual Meeting. The Board of Directors recommends that the shareholders vote FOR the ratification of this selection.

     A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Vote Required

     Ratification of the Board of Directors’ selection of Ernst & Young LLP requires a majority of the votes cast on the proposal at the Annual Meeting. If the ratification of Ernst & Young LLP is rejected, or if Ernst & Young LLP declines to act or becomes incapable of acting as the independent auditors to the Company, or if Ernst & Young LLP’s employment by the Company is discontinued, the Board of Directors will appoint other independent auditors whose continued employment after the following annual meeting of shareholders will be subject to ratification by shareholders. The enclosed proxy will be voted FOR ratification of Ernst & Young LLP as independent auditors to the Company unless the proxy holders are otherwise instructed.

The Board of Directors Recommends a Vote FOR the Appointment of Ernst & Young LLP as the Company’s Independent Auditors for 2002.

Executive Officers

     Set forth below is biographical information for each of the Company’s executive officers who is not a director. For biographical information regarding Messrs. Jarratt and Lewis, see “Board of Directors.”

Name	Age	Position with the Company

Christopher L. Jarratt	40	Chairman of the Board and Chief Executive Officer
James G. Lewis	37	President and Chief Operating Officer
Michael J. Chiodo	45	Chief Financial Officer and Treasurer
Scott G. Monson	43	General Counsel and Secretary

     Michael J. Chiodo has served as Chief Financial Officer and Treasurer of the Company since September 1997. Mr. Chiodo served as the Company’s Acting Chief Financial Officer from August 1994 to September 1997 and joined the Company in 1990. Mr. Chiodo is also a former partner of the accounting firm of Sorensen, Chiodo & May.

     Scott G. Monson has served as General Counsel to the Company since September 1997 and Secretary of the Company since June 1998. From August 1994 to September 1997, Mr. Monson served as Associate General Counsel to the Company and as Legal Counsel to the Company from March 1989 to August 1994. Mr. Monson is admitted to practice law in the States of California (1997), Texas (1995), District of Columbia (1993) and Utah (1985).

Executive Compensation and Other Information

Compensation Committee Report on Executive Compensation

     In April 1999, the Board of Directors established the Compensation Committee which consists of Messrs. Grossi, Mahood and Pefanis. The Compensation Committee reviews and makes recommendations regarding compensation and individual bonus programs for the Company’s executive officers. Stock options and restricted stock awards granted to the Company’s executive officers are also recommended by the Compensation Committee. The Compensation Committee submits its proposals and recommendations for compensation, bonus programs and equity based awards for the Company’s executive officers to the full Board for approval.

     The Compensation Committee subscribes to a total compensation program for the Company’s executive officers. The compensation program is composed of three elements: base salary, annual incentives and long-term equity based compensation. The Compensation Committee’s overall policy is to offer the Company’s executive officers competitive cash and long-term equity based compensation opportunities based upon their personal performances, the financial performance of the Company and their personal contribution to the financial performance of the Company. The Company has retained Third Capital, LLC (“Third Capital”), a company controlled by Messrs. Jarratt and Lewis, to provide certain professional and advisory services to the Company, including the services of Mr. Jarratt as Chairman of the Board and Chief Executive officer of the Company, and Mr. Lewis as President and Chief Operating Officer. Messrs. Jarratt and Lewis do not receive a base salary from the Company, but are eligible to receive annual incentives and equity based compensation. See “— Chief Executive and Operating Officers’ Compensation.” The Compensation Committee strives for fairness in the administration of executive compensation.

     The principal factors taken into account in establishing each executive officer’s compensation package are summarized below. Additional factors may be taken into account to a lesser degree, and the relative weight given to each factor varies with each individual in the discretion of the Board. The Board may in its discretion apply entirely different factors.

     Cash-Based Compensation. The Compensation Committee recommends base salary for executive officers on the basis of personal performance, growth of the earnings of the Company and the salary levels in effect for comparable positions with other companies in the industry. This comparison group is not the same as the one included in the peer group index in the performance graph. The Company selects the companies for comparison based on numerous factors, such as the industries in which they operate, their size and complexity and the availability of compensation information.

     The cash based compensation has also been structured to include annual incentive compensation for each executive officer. The annual incentive compensation is based on the financial performance of the Company and the individual’s personal contributions to the financial performance of the Company. The Compensation Committee believes that the performance-based incentive compensation is crucial in attracting high caliber executives necessary for the successful conduct of the Company’s business.

     The Company also maintains an Internal Revenue Code § 401(k) defined benefit plan under which all eligible employees of the Company, including executive employees, may elect to defer compensation up to the limits imposed by the Code. The 401(k) plan provides for Company contributions to the plan of an amount equal to 25% of the amount contributed by the employee, up to 6% of their compensation.

     Long-Term Equity Based Compensation. The Compensation Committee intends to make stock option grants and/or restricted stock awards on an annual basis. Each stock option grant or restricted stock award is designed to attract and retain executive officers by facilitating their acquisition of an equity interest in the Company, which aligns their interest with those of the Company’s shareholders. Each stock option grant allows the executive officer to acquire shares of the Company’s Common Stock at a fixed price per share (the market price on the date of the grant) over a specified period of time (up to ten years), thus providing a return to the executive officer only if he or she remains in full employment of the Company and the market price of the shares appreciates over the option term. The size of the option grant is usually set at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual’s current position with the Company. The size of option grants to similar individuals in comparable companies, the individual’s potential for future responsibility and promotion within the Company, the individual’s personal performance and the financial performance of the Company are also taken into account in determining the size of the stock option grant or restricted stock award.

     Chief Executive and Operating Officers’ Compensation. Mr. Jarratt, the Company’s Chairman of the Board and Chief Executive Officer, and Mr. Lewis, President and Chief Operating Officer, do not receive a base salary from the Company. Instead, the Company pays Third Capital for the services of Messrs. Jarratt and Lewis. During 2001, the Company continued to pay Third Capital professional and advisory services. The agreement between the Company and Third Capital provides for a monthly advisory fee of $85,000. Third Capital voluntarily reduced this fee by 10%, commencing October 2001. Also, in April 2002, Messrs. Jarratt and Lewis voluntarily canceled 600,000 and 550,000 options to purchase common stock of the Company, respectively. In addition, Third Capital has waived its finder’s fee, to which it is otherwise entitled, with respect to each of the four acquisitions the Company has engaged in over the past year. There can be no assurance that Third Capital will continue these reductions and waivers in the future.

Compensation Committee

Mark D. Grossi David G. Mahood Terry N. Pefanis

Summary Compensation Table

     The following Summary Compensation Table sets forth the annual compensation for those serving as executive officers and directors as of December 31, 2001 and compensated by the Company or any of its subsidiaries for each of the last three completed fiscal years.

SUMMARY COMPENSATION TABLE

	Annual Compensation			Long-Term Compensation

					Shares of Stock
Name and Position				Restricted Stock	Underlying	All Other
with the Company	Year	Salary	Bonus	Awards(1)	Options(2)	Compensation

Christopher L. Jarratt,	2001	—	—	—		$994,500	(3)
Chairman of the Board	2000	—	—	—	325,000	$1,020,000	(3)
and Chief Executive Officer	1999	—	$102,000	—	275,000	$470,000	(3)
James G. Lewis,	2001	—	—	—		—	(3)
President and Chief	2000	—	—	—	300,000	—	(3)
Operating Officer	1999	—	$98,000	—	250,000	—	(3)
Michael J. Chiodo,	2001	$138,000	$32,000	—		$12,113	(4)
Chief Financial	2000	$134,250	$15,507	—	2,000	$8,785	(4)
Officer and Treasurer	1999	$122,741	$10,000	—	2,000	$7,728	(4)
Scott G. Monson,	2001	$120,000	—	—		$10,629	(5)
General Counsel and	2000	$117,813	$25,000	—	2,000	$9,677	(5)
Secretary	1999	$107,626	$10,547	—	2,000	$4,100	(5)

(1)	Shares of Common Stock issued under the Company’s Employee Stock Ownership Plan. See “Long-Term Incentive and Pension Plans.”

(2)	Options to purchase Common Stock granted pursuant to the Company’s 1998 Stock Option and Award Plan. See “Stock Option Plans.”

(3)	The Company paid $994,500, $1,020,000 and $470,000 for the years 2001, 2000 and 1999, respectively, to Third Capital for professional and advisory services, including the services of Messrs. Jarratt and Lewis. Mr. Jarratt is Chief Manager and Chief Executive Officer of Third Capital. Mr. Lewis is Chief Operating Officer and General Counsel of Third Capital. See “Employment Agreements and Compensation Arrangements.”

(4)	Other Compensation for 2001 includes $7,966 health insurance premiums paid by the Company, $1,597 for life insurance premiums paid by the Company and contributions by the Company to the Company’s 401(k) savings plan as a matching contribution in the amount of $2,550. Other Compensation for 2000 includes $5,892 for health insurance premiums paid by the Company, $1,213 for life insurance premiums paid by the Company and contributions by the Company to the Company’s 401(k) savings plan as a matching contribution in the amount of $1,680. Other Compensation for 1999 includes $5,478 for health insurance premiums paid by the Company, $1,213 for life insurance premiums paid by the Company and contributions by the Company to the Company’s 401(k) savings plan as a matching contribution in the amount of $1,037.

(5)	Other Compensation for 2001 includes $2,759 for health insurance premiums paid by the Company, $6070 for life insurance premiums paid by the Company and contributions by the Company to the Company’s 401(k) savings plan as a matching contribution in the amount of $1,800. Other Compensation for 2000 includes $2,027 for health insurance premiums paid by the Company, $5,658 for life insurance premiums paid by the Company and contributions by the Company to the Company’s 401(k) savings plan as a matching contribution in the amount of $1,992. Other Compensation for 1999 includes $1,828 for health insurance premiums paid by the Company, $1,528 for life insurance premiums paid by the Company and contributions by the Company to the Company’s 401(k) savings plan as a matching contribution in the amount of $744.

Option Grants in 2001

     The following table summarizes information concerning options granted in 2001 to each of the Named Executive Officers.

					Potential Realizable
					Value at Assumed Annual
					Rates of Stock Price
	Number of				Appreciation
	Shares of Common	Percent of Total			for Option Term
	Stock Underlying	Options Granted to	Exercise Price Per
Name	Options	Employees in 2001	Share	Expiration Date	5%	10%

Christopher L. Jarratt	325,000	45.4%	$1.82	6/08/2011	$371,991	$942,700
James G. Lewis	300,000	41.9%	$1.82	6/08/2011	$343,376	$870,185

Option Values at December 31, 2001

     The following table summarizes information concerning the number of unexercised options held by Named Executive Officers as of December 31, 2001. Also reported are values of “in-the-money” options, that is, the amount by which the exercise price of the option is exceeded by the last sale price of the Common Stock on December 31, 2001. No Named Executive Officer exercised any options in 2001. In April 2002, Messrs. Jarratt and Lewis voluntarily canceled 600,000 and 550,000 options to purchase common stock, respectively. In August 2002, Messrs. Jarratt and Lewis voluntarily canceled an additional 325,000 and 300,000 options to purchase common stock, respectively.

			Value of Unexercised
	Number of Options		In-the-Money Options
	at December 31, 2001		at December 31, 2001

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Christopher L. Jarratt	1,454,166	270,834	0	0
James G. Lewis	1,350,000	250,000	0	0
Michael Chiodo	3,333	667	0	0
Scott G. Monson	3,333	667	0	0

Stock Option Plans

     The Company currently maintains three stock plans to attract and retain key employees and outside directors of the Company. The following is a brief discussion of each of the stock plans.

     1994 Stock Option Plan. The Company’s 1994 Stock Option Plan provides for the grant of options to purchase an aggregate of 1,000,000 shares of the Company’s Common Stock. Each option has an exercise price equal to the fair market value of the Common Stock on the date of grant, except for incentive stock options to beneficial owners of 10% or more of the Common Stock, which must have an exercise price of 110% of fair market value on the date of grant. During 2001, no options were exercised under the 1994 Stock Plan and as of December 31, 2001, 278,500 options were outstanding.

     Non-Employee Directors’ Stock Option Plan. The Directors’ Stock Plan provides for the grant of options to purchase an aggregate of 1,000,000 shares of the Company’s Common Stock. Under the terms of the Directors’ Stock Plan, each non-employee director is granted non-qualified stock options to purchase 25,000 shares of the Company’s Common Stock upon his or her election as a director. In addition, the Directors’ Stock Plan provides for an annual grant to non-employee directors of non-qualified stock options to purchase 5,000 shares of the Company’s Common Stock. Each option has an exercise price equal to the fair market value of the Common Stock on the date of the grant, and vests over a period of three years with one-third vesting on each anniversary date of the grant. As of December 31, 2001, 130,000 options were outstanding under the Directors’ Stock Plan.

     1998 Stock Option and Award Plan. The Company’s 1998 Stock Option and Award Plan provides for the grant of an aggregate of 3,500,000 shares of the Company’s Common Stock that are issuable upon the exercise of stock options or restricted share. Each option is exercisable for up to ten years at an option price of not less than the fair market value of the Company’s Common Stock on the date the option is granted, or for up to five years at an option price of not less than 110% of the fair market value of the Company’s Common Stock on the date the option is granted in the case of an officer or other key employee who owns, at the time the option is granted, more than 10% of the Company’s Common Stock. Restricted share awards constitute an immediate transfer of ownership to the recipient in consideration of the performance of services. Restricted share awards may be made for no additional consideration or for consideration of a payment by the participant that is less that the current fair market value of the Common Stock. As of December 31, 2001, 3,432,700 options were outstanding under the 1998 Stock Plan. In April 2002, Messrs. Jarratt and Lewis voluntarily canceled 600,000 and 550,000 options to purchase common stock, respectively. In August 2002, Messrs. Jarratt and Lewis voluntarily canceled an additional 325,000 and 300,000 options to purchase common stock, respectively. An additional 70,500 employee options have been forfeited, and as of August 22, 2002, 1,587,200 options were outstanding.

Long-Term Incentive and Pension Plans

     The Company maintains a 401(k) savings plan for its employees. The Company matches 25% of the total contributions made by eligible employees up to 6% of their annual salary.

     Other than the 401(k) plan, the Company does not have any long-term incentive, pension or similar plans.

Employment Agreements and Compensation Arrangements

     The Company has retained Third Capital to provide certain professional and advisory services to the Company, including the services of Mr. Jarratt as Chairman of the Board and Chief Executive Officer, and Mr. Lewis as President and Chief Operating Officer. The Company pays Third Capital $85,000 per month (Third Capital voluntarily reduced this fee by 10%, commencing October 2001, however, there can be assurance that Third Capital will continue to accept the reduced fee in the future) and reimburses Third Capital’s out-of-pocket expenses for its services and direct expenses paid for by Third Capital on behalf of the Company. During 2001, the Company paid Third Capital a total of $994,500 for professional and advisory services, and paid an additional $334,552 for expenses in connection with the professional and advisory services performed by Third Capital. Mr. Jarratt is the Chief Manager and Chief Executive Officer, and Mr. Lewis is the Chief Operating Officer and General Counsel of Third Capital.

     Mr. Monson executed an employment agreement with the Company in June 1994, which presently continues on a month-to-month basis. Under the terms of the employment agreement, the Company is required to provide Mr. Monson with four months written notice of termination and the payment of a severance package equal to three months salary.

Compensation Interlocks and Insider Participation

     Prior to the establishment of the Compensation Committee in April 1999, the Board of Directors acting as a whole, including Messrs. Jarratt and Lewis, made decisions regarding executive compensation.

Performance Graph

     The following graph compares the cumulative total return on the Company’s Common Stock with the cumulative total return of the companies in the Nasdaq US Index and the Nasdaq Financial Index. Cumulative total return for each of the periods shown in the performance graph is calculated from the last sale price of the Company’s Common Stock at the end of the period and assumes an initial investment of $100 on December 31, 1996, and the reinvestment of any dividends.

	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01

JBOH	$100.00	$49.64	$132.12	$560.58	$120.44	$74.45
NASDAQ US	$100.00	$122.52	$172.76	$319.72	$193.03	$153.15
NASDAQ FIN	$100.00	$152.97	$148.48	$146.85	$159.47	$175.42

Stock Ownership of Certain Shareholders and Management

     The following table includes, as of April 25, 2002, stock ownership for each shareholder known by the Company to be the owner of more than 5% of the outstanding shares of Common Stock, each director, director nominee and Named Executive Officer and all directors and executive officers of the Company as a group. Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

Name and Address (1)	Convertible Debt		Options		Shares		Percentage (2)

Christopher J. Jarratt	7,740,994	(3)	1,125,000	(4)	187,500	(5)	37.2%
James G. Lewis	—		1,050,000	(4)	42,800		4.5%
Mark D. Grossi	—		60,000	(6)	—		*
David G. Mahood	—		35,000	(6)	—		*
Terry N. Pefanis	—		25,000	(6)	—		*
Michael J. Chiodo	—		4,000	(4)	5,837		*
Scott G. Monson	—		4,000	(4)	19,228		*
Third Capital Partners, LLC 3773 Howard Hughes Parkway Las Vegas, Nevada 89109	7,740,994	(3)	—		100,000		32.25%
All Named Executive Officers and Directors as a group	7,740,994		2,303,000		255,365		42.4%

* Less than 1%

(1) Unless otherwise indicated, the address of each of the beneficial owners is c/o JB Oxford Holdings, Inc., 9665 Wilshire Boulevard, Suite 300, Beverly Hills, California 90212.

(2) Assumes the exercise of all options held by the shareholder, whether or not presently exercisable, and the conversion of all convertible debt into shares of Common Stock.

(3) Includes 4,883,850 shares of Common Stock issuable to Third Capital Partners, LLC (“Third Capital Partners”) upon the conversion of $3.4 million of the Company ‘s 9% Senior Secured Convertible Notes and 2,857,142 shares of Common Stock issuable to Third Capital Partners upon the conversion of $2.0 million of the Company’s 9% Secured Convertible Notes. Mr. Jarratt, as Chief Manager and Chief Executive Officer of Third Capital Partners, has the sole right to vote, or direct the voting of, and the sole power to dispose or to direct the disposal of, of the shares of Common Stock owned by Third Capital Partners. See “Certain Relationships and Related Transactions.”

(4) Options to purchase Common Stock granted pursuant to the Company’s 1998 Stock Option and Award Plan. See “Stock Option Plans.”

(5) Includes 40,000 shares of Common Stock owned by Mr. Jarratt’s wife and 100,000 shares of Common Stock owned by Third Capital Partners.

(6) Options to purchase Common Stock granted under the Directors’ Stock Plan. See “Stock Option Plans.”

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission.

     As of March 29, 2002, to the Company’s knowledge based on copies of such reports furnished to the Company, there were no reportable untimely filings under Forms 3,4, or 5 by persons subject to Section 16(a) of the Securities Exchange Act of 1934, except as follows: Messrs. Mahood, Grossi, Jarratt and Lewis each filed a late Form 5 reporting option grants.

Certain Relationships and Related Transactions

     The Company retains Third Capital Partners, LLC (“Third Capital”) to furnish certain professional and advisory services to the Company, including the services of Messrs. Jarratt and Lewis. See “Executive Compensation and Other Information.”

     On January 9, 2001, the Company and Third Capital entered into a non-exclusive investment banking agreement to explore potential strategic transactions with other parties. Mr. Jarratt is the Chief Manager and Chief Executive Officer, and Mr. Lewis is the Chief Operating Officer and General Counsel of Third Capital. Third Capital will not receive any compensation under this agreement other than a contingent fee equal to a percentage of the consideration of a successful transaction. The Company will also reimburse Third Capital for its reasonable costs and expenses incurred in connection with its services under the agreement. The agreement has an initial term of six months with successive 90-day renewals after that. Either party may terminate the agreement for any reason at the conclusion of the initial six-month term or any 90-day renewal period. Third Capital has waived its finder’s fee, to which it is otherwise entitled, with respect to each of the four asset acquisitions the Company has engaged in over the past year. Again, there can be no assurance that Third Capital will continue to waive the finder’s fee in future acquisitions.

     On December 13, 2000, the Company loaned Third Capital $2,500,000. The loan bears interest at 9.25% payable monthly with the principal amount due on December 31, 2003. Third Capital is a significant shareholder of the Company. See “Stock Ownership of Certain Shareholders and Management.” In addition, Mr. Jarratt is the Chief Manager and Chief Executive Officer, and Mr. Grossi is a member, of Third Capital.

Shareholder Proposals and Director Nominations

     A shareholder intending to present a proposal to be included in the Company’s proxy statement for the Company’s 2003 Annual Meeting of Shareholders or to nominate a director for election at the 2003 Annual Meeting must deliver the proposal or notice to the Secretary of the Company at the Company’s principal executive offices no later than February 10, 2003. Any shareholder proposal or nomination must also comply with the requirements of the Company’s Amended and Restated By-laws (the“By-laws”) and, in the case of a shareholder proposal, Rule 14a-8 of the Exchange Act. No shareholder proposals were received for inclusion in this Proxy Statement.

     A shareholder may also present a proposal directly to the Company’s shareholders at the 2003 Annual Meeting if it follows the procedures outlined in the Company’s By-laws. However, if the Company does not receive notice of the shareholder proposal prior to the close of business on the tenth day following the day the Company mails the notice of meeting for the 2003 Annual Meeting or otherwise provides public disclosure of the meeting date, Securities and Exchange Commission rules permit management to vote proxies in their discretion on the proposed matter. If the Company receives notice of the shareholder proposal on or before the close of business on the tenth day following the day the Company mails the notice of meeting for the 2003 Annual Meeting or otherwise provides public disclosure of the meeting date, management can only vote proxies in their discretion if they advise shareholders in the Company’s 2003 proxy statement about the nature of the proposed matter and how management intends to vote on the matter. A copy of the Company’s By-laws may be obtained by written request delivered to the Company’s Secretary.

Other Matters

     Management does not intend to present any other items of business and knows of no other matters that will be brought before the Annual Meeting. However, if any additional matters are properly brought before the Annual Meeting, the persons named in the enclosed proxy will vote the proxies in their discretion in the manner they believe to be in the best interest of the Company.

     Whether or not you plan to attend the Annual Meeting, please submit your proxy to ensure your representation at the Annual Meeting. Please submit your proxy with voting instructions by the Internet or telephone, or if those options are not available to you, sign and date the proxy card and return it in the enclosed envelope.

By Order of the Board of Directors,

September 10, 2002	Scott G. Monson Secretary

APPENDIX A

CERTIFICATE OF AMENDMENT OF THE
ARTICLES OF INCORPORATION
OF
JB OXFORD HOLDINGS, INC.

JB Oxford Holdings, Inc., a corporation organized and existing under the General Corporation Laws of the State of Utah (the “Corporation”), does hereby certify:

I.     The name of the Corporation is JB Oxford Holdings, Inc., and the original Articles of Incorporation, an Amended Articles of Incorporation (First), an Amended Articles of Incorporation (Second) of the Corporation were filed with the Secretary of State of the State of Utah on October 16, 1990, May 22, 1992 and August 22, 1994, respectively.

II.     Pursuant to the Utah Business Corporation Act, this Certificate of Amendment of the Articles of Incorporation amends the provisions of the Articles of Incorporation.

III.     The terms and provisions of this Certificate of Amendment of the Articles of Incorporation (i) have been approved by the Board of Directors of the Corporation in a resolution setting forth and declaring advisable the amendment contained herein and (ii) have been duly approved by the required number of shares of outstanding stock of the Corporation, in each case pursuant to and in accordance with the Utah Business Corporation Act.

IV.     Article IV of the Articles of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

“A. The Corporation shall have the authority to issue One Hundred Million (100,000,000) shares common stock having a one cent ($.01) par value each.

B. The Corporation shall have the authority to issue an aggregate of Ten Million (10,000,000) shares of convertible preferred stock. Said stock shall carry a minimum of a 3% cumulative dividend, shall have a Ten Dollar ($10.00) par value and a Ten Dollar ($10.00) liquidation preference. The Board of Directors shall determine the applicable cumulative dividend for such stock issued at meeting(s) called for that purpose.

C. Effective 12:01 a.m. on , 200 (the “Effective Time”), each one (1) share of Common Stock of the Corporation issued and outstanding shall, by virtue of this amendment to the Corporation’s Articles of Incorporation, be combined into one tenth (1/10) of one (1) share of fully paid and nonassessable Common Stock of the Corporation, subject to the treatment of fractional shares interests described below. Following the effectiveness of this amendment, the Corporation will evidence the reverse stock split effected by Section B pursuant to procedures adopted by the Corporation.

D. No fractional shares of Common Stock of the Corporation shall be issued. No shareholder of the Corporation shall transfer any fractional shares of Common Stock of the Corporation. The Corporation shall not recognize on its stock record books any purported transfer of any fractional share of Common Stock of the Corporation.

E. A holder of Common Stock at the Effective Time who would otherwise be entitled to a fraction of a share shall, in lieu thereof, be entitled to receive a cash payment based on the average closing price per share of the Corporation’s common stock as reported on Nasdaq for the ten trading days immediately preceding the effective date of the reverse stock split.”

     IN WITNESS WHEREOF, this Certificate of Amendment of the Articles of Incorporation, which amends certain provisions of the Articles of Incorporation of the Corporation, having been duly adopted in accordance with the Utah Business Corporation Act, has been duly executed by its Secretary, this       day of                  , 200      .

Scott G. Monson, Secretary

[FRONT]

PROXY	JB OXFORD HOLDINGS, INC. ANNUAL MEETING OF SHAREHOLDERS, OCTOBER 4, 2002 9665 Wilshire Boulevard, 3rd Floor, Beverly Hills, California 90212 2:00 p.m. local time	PROXY

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Christopher L. Jarratt and James G. Lewis, or either one of them acting singly with full power of substitution, the proxy or proxies of the undersigned to attend the 2002 Annual Meeting of the Shareholders of JB Oxford Holdings, Inc. to be held on October 4, 2002, at 9665 Wilshire Boulevard, 3rd Floor, Beverly Hills, California 90212, beginning at 2:00 p.m. local time, and any adjournments, and to vote all shares of stock that the undersigned would be entitled to vote if personally present in the manner indicated below and on the reverse side, and on any other matters properly brought before the annual meeting or any adjournments thereof, all as set forth in the September 6, 2002 Proxy Statement. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting, Proxy Statement and Annual Report of JB Oxford on Form 10-K for the fiscal year ended December 31, 2001.

PLEASE MARK YOUR CHOICE LIKE THIS ☒ IN BLUE OR BLACK INK.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR “FOR ALL NOMINEES”
AND FOR PROPOSALS 2 AND 3.

1.	Election of Christopher L. Jarratt, James G. Lewis, Mark D. Grossi, David G. Mahood and Terry Pefanis as directors.

FOR ALL NOMINEES ☐ (unless struck out above)          WITHHOLD FROM ALL NOMINEES ☐
(Authority to vote for any nominee may be withheld by lining through or otherwise striking out the name of such nominee.)

THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE DATE, SIGN AND RETURN PROMPTLY.

[BACK]

2.	Approval of a one for ten reverse stock split of the Company’s outstanding common stock. FOR ☐ AGAINST ☐ ABSTAIN ☐

3.	Ratification of appointment of Ernst & Young LLP as JB Oxford’s independent accountants for 2002. FOR ☐ AGAINST ☐ ABSTAIN ☐

(Signature should be exactly as name or names appear on this proxy. If stock is held jointly each holder should sign. If signature is by attorney, executor, administrator, trustee or guardian, please give full title.)

Dated: ________________________________________, 2002

Signature

Signature if held jointly

I plan to attend the Annual Meeting: Yes ☐ No ☐

This proxy will be voted FOR the director nominees and FOR the above proposal unless otherwise indicated, and in the discretion of the proxies holders on all other matters properly brought before the annual meeting.